EXHIBIT 99.1

LFTD Partners Inc. Reports $0.11 Basic EPS in Q2 2023

JACKSONVILLE, FL / ACCESSWIRE / August 14, 2023 / LFTD Partners Inc. ("LFTD Partners" or the "Company") (OTCQB:LIFD), the corporate parent of Lifted Made, maker of the award-winning Urb and Silly Shruum brands of hemp and psychoactive products, today reported its second quarter 2023 financial results.

Income Statement Highlights - Q2 2023 Compared to Q2 2022:

•	Revenue decreased 25% to $12,522,542, down from $16,776,502
•	Net income decreased 48% to $1,659,461, down from $3,219,460
•	Basic earnings per share (“EPS”) decreased 52% to $0.11 per share, down from $0.23
•	Diluted EPS decreased 50% to $0.10 per share, down from $0.20
•	Basic weighted average shares outstanding for the three months ended June 30, 2023 and 2022 were 14,512,648 and 14,099,007, respectively
•	Diluted weighted average shares outstanding for the three months ended June 30, 2023 and 2022 were 16,689,846 and 15,906,205, respectively

Balance Sheet Highlights - June 30, 2023 Compared to December 31, 2022:

•	Cash on hand decreased 42% to $2,049,268, down from $3,530,623
•	Inventory increased 74% to $10,469,279, up from $6,023,967
•	Current assets increased 21% to $16,708,299, up from $13,853,949
•	Current ratio increased to 2.39, from 2.23
•	Working capital increased 27% to $9,722,409, up from $7,643,816
•	No debt as of June 30, 2023

Earnings Conference Call and Webcast Information

LFTD Partners plans to hold a second quarter 2023 earnings conference call and webcast today, Monday, August 14, 2023 at 8:30 AM ET.

Participant phone numbers:

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 921590

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/48937

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

Publicly-traded LFTD Partners Inc., Jacksonville, FL (OTCQB:LIFD) is the parent corporation of Lifted Made, Kenosha, WI and Aztec, NM (www.urb.shop), which manufactures and sells hemp-derived and psychoactive products under its award-winning Urb and Silly Shruum brands. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com) all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and at www.urb.shop.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

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CONTACTS:

Gerard M. “Gerry” Jacobs

Chairman and CEO of LFTD Partners Inc.

(847) 915-2446

GerardMJacobs@LFTDPartners.com

www.LFTDPartners.com

Nicholas S. "Nick" Warrender, founder and CEO of Lifted Made, and Vice Chairman and COO of LFTD Partners Inc.

(224) 577-8148

CEO@urb.shop

www.urb.shop

William C. "Jake" Jacobs, CPA, President and CFO of LFTD Partners Inc. and President of Lifted Made

(847) 400-7660

JakeJacobs@LFTDPartners.com

www.LFTDPartners.com

SOURCE: LFTD Partners Inc.

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